Exhibit 10.2
SIXTH AMENDMENT TO STANDARD OFFICE LEASE

THIS SIXTH AMENDMENT TO STANDARD OFFICE LEASE (this “Sixth Amendment”) is dated August 2, 2023 (the “Amendment Date”), and made by ALTURAS SIETE I, LLC, an Idaho limited liability company (“Landlord”), and Castle Biosciences, Inc., a Delaware corporation (“Tenant”), and amends that certain Standard Office Lease dated October 5, 2015 (the “Original Lease”), as previously amended by that certain First Amendment to Lease dated December 4, 2018 (the “First Amendment”), that certain Second Amendment to Standard Office Lease dated December 16, 2019 (the “Second Amendment”), that certain Third Amendment to Standard Office Lease dated November 29, 2021 (the “Third Amendment”), that certain Fourth Amendment to Standard Office Lease dated March 11, 2022 (the “Fourth Amendment”), and that certain Fifth Amendment to Standard Office Lease dated October 24, 2022 (the “Fifth Amendment”, and together the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment are referred to collectively as the “Lease”), between Landlord and Tenant, for the lease of those certain premises that consist of approximately 20,825 rentable square feet known as Suites 100, 125, 130, 160, and 170 (the “Premises”) in the building located at 3737 North 7th Street, Phoenix, Arizona 85014 (the “Building”), as follows:
1.SECOND EXPANSION COMMENCEMENT DATE. Landlord and Tenant agree that the Second Expansion Commencement Date (as defined in the Fifth Amendment) occurred on May 1, 2023.
2.SECOND EXPANSION IMPROVEMENTS.
a.Section 6 of the Fifth Amendment (Condition of Second Expansion Premises; Second Expansion Improvements) and Exhibit B attached to the Fifth Amendment (Letter of Acceptance) are deleted in their entirety. As set forth in this Section 2, Tenant, and not Landlord, will construct the Second Expansion Improvements (as defined below).
b.Tenant took occupancy of the Second Expansion Premises (defined in the Fifth Amendment as Suite 100 of the Building, consisting of approximately 3,005 rentable square feet) on the Second Expansion Commencement Date. Tenant is leasing the Second Expansion Premises “AS IS” based on its own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Landlord. By taking possession of the Second Expansion Premises, Tenant is deemed to have accepted the Second Expansion Premises as being in satisfactory condition and completed in accordance with any requirements of Landlord set forth in the Lease.
c.Subject to Tenant’s compliance with the requirements for alterations to the Premises as set forth in the Lease, Tenant may construct improvements within the interior of the Second Expansion Premises (collectively, the “Second Expansion Improvements”). Landlord shall have the right to approve or reject Tenant’s contractor that will perform the Second Expansion Improvements. Provided that Tenant has not defaulted under the Lease, Landlord shall provide Tenant with an allowance equal to $45,075.00 (based on $15.00 per rentable square foot of the Second Expansion Premises) (the “Second Expansion Improvement Allowance”), as reimbursement for the Second Expansion Improvements. If the actual cost of the Second Expansion Improvements exceeds the Second Expansion Improvement Allowance, then Tenant shall be solely responsible for all costs in excess of the Second Expansion Improvement Allowance. Except as provided in this paragraph, the Second Expansion Improvements shall be performed and completed at Tenant’s sole cost and expense. Tenant shall only be entitled to receive the Second Expansion Improvement Allowance if Tenant satisfies the following conditions: (a) Tenant delivers to Landlord unconditional final lien waivers and releases for all of its contractors, subcontractors and suppliers in the form required under A.R.S. 33-1008 for the Second Expansion Improvements, (b) Tenant delivers to Landlord copies of all invoices paid by Tenant in connection with the Second Expansion Improvements, and (c) Landlord inspects the completed Second Expansion Improvements and approves of the Second Expansion Improvements as being in compliance with the approved plans. The Second Expansion Improvement Allowance shall only be available to Tenant if Tenant delivers to Landlord a written request of the disbursement of the Second Expansion Improvement Allowance on or before the date that is the one year anniversary of the Amendment Date.
d.In addition, at Tenant’s option and at Tenant’s sole cost, Tenant may request that Landlord demolish the existing multi-tenant corridor and create a new exterior entrance for the Premises (the “Additional Improvements”). The Additional Improvements shall be subject to approval by Landlord and the City of Phoenix. Further, if the existing multi-tenant corridor is demolished in connection with the Additional Improvements, then upon expiration of the Lease, at Landlord’s option, Tenant shall reimburse Landlord for the reconstruction of the multi-tenant corridor.
3.BASIC RENTAL. The Basic Rental table set forth in Section 3 of the Fifth Amendment is deleted in its entirety and replaced with the following:

Period	Annual Basic Rental Per Rentable Square Foot	Monthly Basic Rental
5/1/23 - 8/31/23	(see paragraph below)
9/1/23 -2/29/24	$21.50	$37,311.46
3/1/24 -2/28/25	$22.00	$38,179.17
3/1/25 - 2/28/26	$22.50	$39,046.88
3/1/26 - 2/28/27	$23.00	$39,914.58
3/1/27 - 2/29/28	$23.50	$40,782.29
3/1/28 - 2/28/29	$24.00	$41,650.00
3/1/29 - 2/28/30	$24.50	$42,517.71
3/1/30 - 2/28/31	$25.00	$43,385.42
3/1/31 - 2/29/32	$25.50	$44,253.13
3/1/32 - 2/28/33	$26.00	$45,120.83
3/1/33 - 7/31/33	$26.50	$45,988.54
During the period from the Second Expansion Commencement Date (May 1, 2023) through August 31, 2023 (the “Partial Abatement Period”), the Basic Rental applicable to the Second Expansion Premises only (3,005 rentable square feet) shall be fully abated. Tenant shall pay the Basic Rental applicable to the remainder of the Premises (17,820 rentable square feet) during the Partial Abatement Period. The amount of the Monthly Basic Rental during the Partial Abatement Period is $31,927.50 per month.
The amount of the abated Basic Rental during the Partial Abatement Period is stipulated to equal $21,535.84 ($5,383.96 per month for 4 months) (the “Abated Rent”). Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if the Tenant has fully, faithfully and punctually performed all of Tenant’s obligations under the Lease during the Term. If an event of default by Tenant exists and Tenant does not cure within the applicable grace period during the Term, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or rent concession.
Tenant shall remain responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.

4.REAL ESTATE BROKERAGE. Tenant represents that it has not had dealings with any real estate broker, finder or other person with respect to this Sixth Amendment, other than Cushman & Wakefield, who represents Landlord (the “Broker”), and that Tenant is not represented by a real estate broker, finder or other person with respect to this Sixth Amendment. Landlord shall pay the Broker a commission with respect to this Sixth Amendment pursuant to a separate agreement. If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or for performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party for, from and against any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs, in connection with such claim or any action or proceeding brought on such claim.
5.CONDITION OF PREMISES. Except as set forth in this Sixth Amendment, Tenant is in possession of and has accepted the Premises and Tenant acknowledges that all work to be performed by Landlord in the Premises as required by the terms of the Lease has been satisfactorily completed.
6.EXISTING CLAIMS. Tenant represents and warrants that there are no existing claims or causes of action against Landlord arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Tenant has against the enforcement of the Lease by Landlord.
7.MISCELLANEOUS. Except as set forth in this Sixth Amendment, the Lease shall continue in full force and effect. This Sixth Amendment supersedes and replaces all previous terms in the Lease that may conflict with the terms in this Sixth Amendment. Capitalized terms used in this Sixth Amendment without definition will have the meaning stated in the Lease. This Sixth Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Sixth Amendment delivered by DocuSign, facsimile or scanned .pdf and emailed signatures, or any combination thereof, shall be deemed to have the same legal effect as delivery of an original signed copy of this Sixth Amendment. The warranties contained in this Sixth Amendment are made and given in addition to, and not in lieu of, any other warranties made in the Lease.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment on the Amendment Date.

LANDLORD:

ALTURAS SIETE I, LLC,
an Idaho limited liability company

By:	Alturas Capital Partners, LLC, a Delaware limited liability company

Its:	Manager

	By:	/s/ Devin Morris
	Print Name:	Devin Morris
	Title:	Chief Operating Officer

TENANT:

CASTLE BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Kristen Oelschlager
Print Name:	Kristen Oelschlager
Title:	Chief Operating Officer

EXHIBIT A
Space Plans of Third Expansion Premises

EXHIBIT B
Letter of Acceptance